                                                                   EXHIBIT 10(U)
                                       1


                              ASSOCIATION CONTRACT

THE ASSOCIATE  :                 SEVEN SEAS PETROLEUM COLOMBIA INC.
SECTOR         :                 CRISTALES
EFFECTIVE DATE :                 APRIL 24, 2001

The contracting parties, namely: on the one hand the "EMPRESA COLOMBIANA DE PETROLEOS", hereinafter called ECOPETROL, an industrial and commercial state-owned enterprise authorized by Law 165 of 1948, currently governed by its by-laws, amended through Decrees 1209 of 15 June 1994 and 2933 of 10 December 1997, having its head office in Santafe de Bogota, D.C. represented by ALBERTO CALDERON ZULETA, of legal age, bearer of Colombian identity card No. 19.248.238 issued in Santafe De Bogota. domiciled in Santafe de Bogota, who states that: 1. In his capacity as president of ECOPETROL, he acts herein on behalf of said Company, and that 2. The ECOPETROL Board of Directors authorized him to enter into this Contract, as witnessed by Minutes No. _____. of February, 2001; and on the other hand SEVEN SEAS PETROLEUM COLOMBIA INC., a company established pursuant to the laws of Colombia, with its head office in Bogota, D.C, pursuant to public deed No. 2771 of September 28, 1995, issued before the Sixteenth
(16th) Notary Public of the Santa Fe de Bogota circuit, represented by CLAUDIA MILENA VACA, of legal age, a citizen of Colombia, bearer of identity card No.
41.784.144 issued in Bogota, who states that: 1. in her capacity as Alternate Legal Representative, she acts on behalf of the company SEVEN SEAS PETROLEUM COLOMBIA INC., 2. She is fully authorized to execute this contract, as certified by the certificate of incorporation and legal representation issued by the Chamber of Commerce of Bogota D.C., and 3. SEVEN SEAS PETROLEUM COLOMBIA INC. assures that it has the financial capability, the technical competence and the necessary professional skills to perform the activities provided for in this contract. The aforementioned company shall be hereinafter called THE ASSOCIATE.

Based on the above conditions, ECOPETROL and THE ASSOCIATE leave on record that they have caused the agreement contained in the following Clauses, to be executed:

                         CHAPTER I - GENERAL PROVISIONS

CLAUSE 1. OBJECT OF THE CONTRACT

1.1 The object of this contract is the exploration of the Contracted Area and the exploitation of Hydrocarbons of Colombian property that may be found in such area, described in Attachment A that is part of this contract.

1.2 In compliance with Article 1 of Decree 2310 of 1974, the exploration and exploitation of Hydrocarbons of Colombian property will be carried out by ECOPETROL, a company that may carry out said activities either directly or through contracts with private entities. Based on the aforementioned provision, ECOPETROL has agreed with THE ASSOCIATE to explore the Contracted Area and exploit the Hydrocarbons that may be found in it, in compliance with the terms and conditions provided by this document, Attachment A, Attachment B (Operations Agreement), and Annex C, which become an integral part of this contract.

1.3 Without prejudice to the provisions of this contract, it is understood that THE ASSOCIATE shall have, in the Hydrocarbons that may be produced in the Contracted Area and in its corresponding share thereof, the same rights and obligations observed by those who exploit State-owned Hydrocarbons within the country.

1.4 ECOPETROL and THE ASSOCIATE agree to carry out exploration and exploitation works in the lands located in the Contracted Area, according to the terms stipulated within this contract, and will share the costs and risks of same in the proportion and pursuant to the provisions of this contract, and that the Hydrocarbons produced shall belong to each of the Parties according to the share established herein

CLAUSE 2. APPLICATION OF THE CONTRACT

This contract applies to the Contracted Area, as identified and delimited in Clause 3 and Annex A to this contract, or to the remaining parts thereof, subsequent to relinquishments pursuant to this contract.

CLAUSE 3. CONTRACTED AREA

The Contracted Area is called "CRISTALES" and it encompasses an extension of eighty two thousand eight hundred and fifty four (82.854) hectares and five hundred and seventy two (572) square meters, and is located in the jurisdiction of the municipalities of La Palma, El Penon, La Pena, Utica, Nimaima, Vergara, Quebradanegra, Nocaima, Villeta, Sasaima, Allban, Bituima and Guayabal de Siquima, Department of Cundinamarca. The said area is described in the Attachment A, which is incorporated to this contract.

PARAGRAPH 1: Whenever any individual should claim to hold the ownership title to the Hydrocarbons in the subsoil within the Contracted Area, ECOPETROL shall deal with the case, assuming such obligations as may arise.

PARAGRAPH 2: In the event that part of the Contracted Area should extend over areas that are or have been reserved and declared as encompassed within the National Park System, THE ASSOCIATE commits to abide by the conditions imposed by the competent authorities, without this implying that this contract is modified and without giving rise to any claim against ECOPETROL, in accordance with the provisions of Clause 30 (item 30.2) of this Contract.

CLAUSE 4. DEFINITIONS

In this contract, the following terms shall mean:

4.1 CONTRACTED AREA: This is the land defined in Clause 3 above, described in Annex "A" to this Contract.

4.2 FIELD: Portion of the Contracted Area where there are one or several totally or partially superposed structures and/or stratigraphic traps with one or more producing Reservoirs, or in which the capacity to produce Hydrocarbons commercial quantities has been proven. Such Reservoirs can be found separated vertically and/or laterally by local geological barriers or impermeable strata, or both.

4.3 COMMERCIAL FIELD: Is the Field which ECOPETROL accepts that is capable of producing Hydrocarbons in economically exploitable quantity and quality in one or more Production Targets defined by ECOPETROL when upon acceptance of commerciality, without prejudice of the possibility of other Production Targets being found during the development stage.

4.4 GAS FIELD: The field which, based on the information supplied by THE ASSOCIATE, is qualified by ECOPETROL as a non-associated natural gas (or free natural gas) producer, when determining commerciality thereof.

4.5 EXECUTIVE COMMITTEE: This is the entity formed within 30 days of the acceptance of the first Commercial Field to supervise, monitor, and approve all operations and actions carried out during the term of the contract.

4.6 DIRECT EXPLORATION COSTS: Are those monetary expenditures incurred reasonably by THE ASSOCIATE on account of seismic acquisition and Exploratory Well drilling, as well as of locations, completion, equipment, and tests on these wells. The direct exploration costs do not include administrative nor technical support of the home office nor company headquarters.

4.7 JOINT ACCOUNT: The records kept through accounting books, in accordance with Colombian law, to credit or debit the share of each party in the Joint Operation of each Commercial Field.

4.8 BUDGET EXECUTION: Means the funds actually disbursed and/or committed to each program and project approved for a given calendar year.

4.9 STRUCTURE: Is the geometric shape with geological closure (anticlinal, synclinal, etc.) present in the formations in which fluid accumulations are found.

4.10 EFFECTIVE DATE: Shall be the date on which the sixty (60) calendar day term expires, starting on the date on which the contract is signed, and the starting date for all time limits agreed to herein, regardless of the date on which the Ministry of Mines and Energy approves the contract.

4.11 CASH FLOW: Stands for the monetary transactions (income and disbursements) made by the Joint Account to meet the different obligations acquired by the association in development of normal operations of the contract.

4.12 ASSOCIATED NATURAL GAS: Blend of light Hydrocarbons that exist as a layer in gaseous or solution state in the Reservoir, which is produced with liquid Hydrocarbons.

4.13 NON-ASSOCIATED NATURAL GAS (PRODUCTION OF): Are Hydrocarbons produced in gaseous state on the surface and reported at standard conditions, with average values (weighted by production), having an initial gas/oil ratio that exceeds than 15,000 standard cubic feet of gas per barrel of liquid Hydrocarbons and a molar heptane plus composition (C7 +) below 4.0%.

4.14 DIRECT COSTS: Are all expenditures charged to the Joint Account for personnel directly hired by the association, purchasing of materials and supplies, contracting services with third parties, and other overhead expenses required by the Joint Operation in the normal development of its activities.

4.15 INDIRECT COSTS: Are expenditures charged to the Joint Account, for technical and/or administrative support provided by the Operator, through its own organization, to the Joint Operation.

4.16 ARREARS INTEREST: When dealing in Colombian pesos, it shall be the arrears rate in force at the time the delay occurs. When dealing in United States of

America dollars, it shall mean the LIBOR (London Interbank Borrowing Offered
Rate) prime rate on three-month term deposits in dollars plus four per cent (LIBOR plus 4%).

4.17 PARTICIPATING INTEREST: Is the share of the rights and obligations acquired by each of the Parties in the exploration and exploitation of the Contracted Area.

4.18 DEVELOPMENT INVESTMENTS: These refer to the amount of money invested in assets and equipment, to be capitalized as assets for the Joint Operation, in a Commercial Field, once the existence thereof has been accepted by the Parties.

4.19 HYDROCARBONS: All organic compounds, made up mainly by the natural blend of carbon and hydrogen, as well as all other accompanying substances or their by-products, excepting helium and rare gases.

4.20 GASEOUS HYDROCARBONS: Comprise all Hydrocarbons produced in gaseous state on the surface and reported at standard conditions (1 atmosphere of absolute pressure and a temperature of 60(degree)F).

4.21 LIQUID HYDROCARBONS: Comprise crude oil and condensate, as well as those produced in such state, as a result of treating gas, when required, reported at standard conditions.

4.22 PRODUCTION TARGETS: Are the reservoirs, located within the discovered Commercial Field, and proven as commercial producers.

4.23 JOINT OPERATION: Activities and works either performed or being performed on behalf of the Parties and for their account.

4.24 OPERATOR: Person designated by the Parties to directly perform the necessary operations, on their account and without representing them, to explore and exploit the Hydrocarbons found in the Contracted Area.

4.25 PARTY OR PARTIES: As of the Effective Date, ECOPETROL and THE ASSOCIATE. Subsequently and at any time, ECOPETROL on the one hand and THE ASSOCIATE and/or its assignees, on the other.

4.26 EXPLORATION PERIOD: This is the period available for THE ASSOCIATE for complying with the obligations stipulated in Clause 5 of this contract, which shall not exceed six (6) years, starting on the Effective Date, excepting the cases provided for under Clauses 5 (Item 5.4), 9 (Item 9.3), and 34.

4.27 EXPLOITATION PERIOD: The period elapsed from the expiration of the Exploration Period, or Retention Period, if any, until the expiration of this contract.

4.28 RETENTION PERIOD: The period that may be requested by THE ASSOCIATE and granted by ECOPETROL to commence the Exploitation Period of each Gas

Field discovered within the Contracted Area, which, due to its specific conditions cannot be developed in the short term and, therefore, requires an additional period to perform the feasibility studies for the construction of the infrastructure and/or market development.

4.29 DEVELOPMENT PLAN: Is the guideline document for carrying out the exploitation of each Field in a technical, efficient, and economic manner, and shall contain, among others, the development strategy, environmental considerations, activities to be performed, short and medium-term production forecasts, a five-year (5) forecast of investments and expenses and, specifically, a description of the projects, operations program, and the budget for the rest of the current calendar year or the following calendar year, as the case may be. The guidelines for preparing this Development Plan are described in Annex C of this contract.

4.30 EXPLORATORY WELL: This is the well that has been classified as such by THE ASSOCIATE to be drilled or deepened on its account in the Contracted Area in search for new reservoirs, or to prove the extension of a Reservoir, or to determine the stratigraphy of an area. In order to comply with the obligations agreed in Clause 5 of this contract, the relevant Exploratory Well will be previously qualified by ECOPETROL and THE ASSOCIATE.

4.31 DISCOVERY WELL: Is the Exploratory Well in which the existence of one or more Reservoirs is discovered or proven, and may require a further evaluation to determine whether such reservoir or reservoirs may be commercially exploited.

4.32 EXPLOITATION WELL (OR DEVELOPMENT WELL): Is the well previously considered as such by the Executive Committee for the production of Hydrocarbons discovered in the Production Targets within the area of each Commercial Field.

4.33 BUDGET: Is the basic planning instrument, through which resources are allocated to specific projects, to be applied within one calendar year or part of it, to meet the targets and objectives proposed by THE ASSOCIATE or the Operator.

4.34 LONG-TERM TESTS: Are operations performed in one or several producer Exploratory Wells, in order to evaluate the production conditions and reservoir behavior, with temporary production facilities.

4.35 REIMBURSEMENT: Is the payment of thirty percent (30%) of the Direct Exploration Costs incurred by THE ASSOCIATE.

4.36 EXPLORATION WORK: Are operations performed by THE ASSOCIATE in regard to the prospecting and discovery of Hydrocarbons in the Contracted Area.

4.37 RESERVOIR: Is all rock beneath the surface, in which Hydrocarbons are accumulated in the pore or fractured spaces, which is producing, or able to produce Hydrocarbons, and which behaves as an independent unit as to its petrophysical and fluid properties, and has a common pressure system throughout its entire expanse.

                            CHAPTER II - EXPLORATION

CLAUSE 5. TERMS AND CONDITIONS

5.1 THE ASSOCIATE is committed to carry out Exploration Work in accordance with modern standards and practices commonly accepted and used by the international oil industry and in compliance with all legal and regulatory provisions in force. The Exploration Period shall be divided into two three-year phases. The first phase of the Exploration Period shall be divided into three one-year phases. The first stage begins on the Effective Date and the following stages on the calendar day immediately following the completion of the previous one.

During the Exploration Period THE ASSOCIATE commits to perform, at least, the following Exploration Works:

During the first stage, whose term is one (1) year, THE ASSOCIATE shall perform the following:

Geological Map of the surface

Landsat and Radar image interpretation

Measure stratigraphic sections for reservoir and source rock evaluation

Fractures system pattern on the surface

Lab analysis (biostratigraphy, petrophysics, petrography and geochemistry)

Evaluation of generating potential

Evaluation of reservoirs

Reprocessing of the seismic available for the area

Acquisition of aerogravity/magnetometry with coverage of all the block's area

Integral report containing the existing information and the information obtained indicating the exploration areas of interest identified.

Upon completion of this stage, THE ASSOCIATE shall have the option to resign to the association contract, having previously complied with the exploratory commitments agreed for this stage, or to continue with the same contract in the second stage; in which case and prior to the initiation of the second stage, THE ASSOCIATE shall have the option to retain an extension of the Contracted Area not exceeding 60.000 hectares or continue with the entire Area initially Contracted.

During the second stage, whose term is one (1) year, THE ASSOCIATE shall perform one of the following obligations: a) acquire a minimum of 80 kms of 2D seismic, if it previously decided to retain the entire Area Contracted initially, or b) acquire a minimum of 50 kms of "D seismic, if it previously decided to retain a Contracted Area extension not exceeding 60.000 hectares. At the end of this stage, THE ASSOCIATE shall have the option to resign to the association contract, having previously complied with all the exploratory commitments agreed for this stage.

During the third stage, whose term is one (1) year, THE ASSOCIATE shall drill one (1) Exploration Well until penetrating the formations that are capable of producing Hydrocarbons in the Contracted Area.

Upon the expiration of the first phase of the Exploration Period the contract shall expire if no extension has been requested and approved pursuant to item
5.2 of this Clause or if a Field has not been discovered.

5.2 If THE ASSOCIATE has satisfactorily met the obligations stipulated in Clause 5.1, ECOPETROL, upon request of THE ASSOCIATE may extend the Exploration Period annually, for up to three (3) additional years, and for such purpose THE ASSOCIATE shall inform its intention to continue with the exploration in the contracted block, at least ninety (90) calendar days prior to the termination date of the first phase of the Exploration Period, and the request must include the Exploration Work program proposed for each extension period. Within ninety (90) calendar days following the date of receipt by ECOPETROL of THE ASSOCIATE'S request, the Parties may agree the Exploration Work to be performed during these extensions. In the absence of an agreement, THE ASSOCIATE shall be committed to perform Exploration Work in the Contracted Area, consisting of:

Drilling of one (1) Exploration Well per year. At the end of each one of the extensions, whose term is one year, THE ASSOCIATE shall have the option to resign to the association contract, having previously complied with the exploration commitments agreed for each one of them.

5.3 THE ASSOCIATE may, at its discretion and at its own expense and risk, carry out additional Exploration Work, beyond that agreed for the respective stage. Nevertheless, if THE ASSOCIATE wishes such additional Exploration Work to be credited to compliance with exploratory commitments of the following stage in the Exploration Period, it must request the appropriate approval from ECOPETROL. If the request is accepted by ECOPETROL, the latter shall determine how and in what amount the transfer of the mentioned obligations shall be made.

5.4 When THE ASSOCIATE reaches the six (6) year Exploration Period, having drilled one or several Discovery Wells that indicate the possible existence of a Commercial Field, upon written request from THE ASSOCIATE, ECOPETROL may authorize a new extension of the Exploration Period for a term not exceeding two
(2) years, in order for THE ASSOCIATE to have the opportunity to prove the existence of such Commercial Field. In order to enforce the provisions contained herein, prior to the termination of the Exploration Period and, simultaneously with its request, THE ASSOCIATE shall supply ECOPETROL with the maps and other descriptions of the area that THE ASSOCIATE may consider capable of producing Hydrocarbons, the Exploration Work program, as well as that of other operations to be carried out by THE ASSOCIATE, and the budget for carrying out such work at its own expense and risk, to determine the extension of the Reservoir or Reservoirs that have been discovered and to prove the existence of a Commercial Field, without prejudice to the provisions of Clause 8. In order to enforce the partial relinquishing of areas, during this extension of the Exploration Period, THE ASSOCIATE shall retain the greater area of two: fifty percent (50%) of the Contracted Area and the area it considers capable of producing Hydrocarbons plus its reserve zone, having a width of two and a half (2.5) kilometers around the latter, within the boundaries of the Contracted Area. If the proposed works program meets international standards and is intended to demonstrate commerciality of the fields discovered in the agreed term, ECOPETROL shall approve the execution of such program.

5.5 During the term of the contract, according to Clause 7 of this contract, THE ASSOCIATE may perform Exploration Work in the areas it retains in compliance with Clause 8 and THE ASSOCIATE shall be solely responsible for the risks and costs involved in these activities, and therefore shall have full and exclusive control of same, without the maximum contract term being modified on this account.

CLAUSE 6. SUPPLY OF INFORMATION DURING EXPLORATION

6.1 ECOPETROL will supply THE ASSOCIATE, with all the information available it possesses on the Contracted Area, when THE ASSOCIATE so requests. The costs incurred in the reproduction and delivery of said information will be payable by THE ASSOCIATE.

6.2 During the Exploration Period THE ASSOCIATE shall provide ECOPETROL, as it obtains it, and in accordance with ECOPETROL'S information provision manual, all geological and geophysical information, edited magnetic tapes, process seismic sections, and all support field information, magnetic and gravimetric profiles, all in reproducible originals, copies of geophysical reports, reproducible originals of all well logs of the wells drilled by THE ASSOCIATE, including a final composite log of each well and copies of the final drilling report, including core sample analysis, results of production tests and any other information related to the drilling study or interpretation of any nature performed by THE ASSOCIATE on the Contracted Area, without limitation. ECOPETROL is entitled, at all times, to use the procedures it deems appropriate, and to witness all operations and verify all the above mentioned data.

6.3 The Parties hereby agree that all geological, geophysical and engineering information obtained in the Contracted Area in performance of this contract will be strictly confidential during the three (3) years following the acquisition date or upon termination of the contract, whatever occurs first. The information released comprises, without limitation, seismic information, potential methods, remote sensors, geochemistry, along with their corresponding supports, surface and subsurface cartography, well reports, electric logs, formation tests, biostratigraphic, petrophysical and fluid analyses, and production records. In spite of confidentiality stated herein, the Parties agree that in each case they may exchange such information with companies that are or not associated with ECOPETROL. It is understood that all that is agreed to herein will take place without prejudice to the obligation to submit to the Ministry of Mines and Energy all the information requested by the latter in compliance with the legal and regulatory provisions in force. However, it is hereby understood and agreed that the Parties may supply, as they may deem appropriate all the information that their affiliates, consultants, contractors, and financial entities may request, required by the relevant authorities having jurisdiction over the Parties or their affiliates, or by regulations from any stock exchange in which the shares of the Parties or related corporations are registered.

6.4 Within the ninety (90) calendar days following the completion of the drilling operations of each Exploratory Well, THE ASSOCIATE shall advise ECOPETROL in writing on the status of the corresponding well, its classification derived from the results obtained (dry or discovery) and the type of fluids produced, if any.

CLAUSE 7. BUDGET AND EXPLORATION PROGRAMS

According to the provisions of this contract, THE ASSOCIATE shall be responsible for preparing the programs, activity schedule, and budget to be executed in the short term (the following calendar year) and the outline for the following two
(2) years, under the estimated budget, to carry out the exploration in the Contracted Area. Said plan, programs, schedule, and budget shall be submitted to ECOPETROL, for the first time, within the sixty (60) calendar days following the execution of this contract and, subsequently, no later than 15 December every year. Every six months THE ASSOCIATE shall deliver to ECOPETROL a technical and financial report listing the different exploratory activities performed, the area's prospects based on information acquired, the allocated Budget and the exploration costs incurred up to the date of the report, along with the comments on the reasons for any deviations. At ECOPETROL'S request, THE ASSOCIATE will provide explanations on the report at meetings summoned to this end. The information presented by THE ASSOCIATE in the reports and aforementioned explanations shall, in no case, be understood as accepted by ECOPETROL. The financial information will be subject to auditing by ECOPETROL within the terms established in Clause 22 of Annex "B" (Operation Agreement) of this contract.

CLAUSE 8. RELINQUISHMENT OF AREAS

8.1 Upon expiration of the Exploration Period or the extensions thereof obtained by THE ASSOCIATE in accordance with Clause 5 (Item 5.2), if a commercial field has been discovered and accepted by ECOPETROL in the Contracted Area, said area will be reduced to fifty percent (50%); two (2) years later, the area will be reduced to an expanse equivalent to fifty percent (50%) of the remaining Contracted Area, and two (2) years later the area will be reduced to the area of the Commercial Field or Fields that are in production or development, plus a two and a half (2.5) kilometer-wide reserve zone around each Commercial Field and this will be the only portion of the Contracted Area that will remain subject to the terms of this contract. The area retained by THE ASSOCIATE in accordance with this item, shall include the discovered Commercial Field. According to the above, independent from the relinquishment of areas set forth in Clause 5 herein, there will be an area relinquishment if the existence of a Commercial Field in the Contracted Area has been discovered and ECOPETROL has accepted it. 1) Upon the expiration of the Exploration Period, if THE ASSOCIATE does not obtain the extensions set forth in Clause 5 (item 5.2); or 2) Upon the expiration of the last of the extensions THE ASSOCIATE has obtained pursuant to Clause 5 (item 5.2)

8.2 Notwithstanding the obligation to relinquish the areas described in Clause 8 (Item 8.1), THE ASSOCIATE shall not be compelled to relinquish Commercial Fields that are in development or production, or under a Retention Period, including the two and a half (2.5) kilometer wide reserve area surrounding such areas, except in the case in which, for reasons attributable to THE ASSOCIATE, the development or production operations are suspended for more than one year, continuously, without just cause, in which case it shall relinquish such Commercial Fields to ECOPETROL, terminating the contract for such areas or parts thereof. These provisions are also applied to develop fields under the sole risk mechanism.

PARAGRAPH: To demonstrate just cause, THE ASSOCIATE shall provide ECOPETROL with its reasons and grounds, on the basis of which it is requesting ECOPETROL'S acceptance thereof.

8.3 RETENTION PERIOD: In the event that THE ASSOCIATE has discovered a Gas Field and submits the request for commerciality of the Field as discussed in Clause 9 (Item 9.1), simultaneously with such request it may request that ECOPETROL grant a Retention Period, providing full justification of the reasons for such period to be granted.

8.3.1 The Retention Period must be requested by THE ASSOCIATE to be granted by ECOPETROL prior to the date of the last area relinquishment as provided for under Item 8.1 of this Clause. Should the Retention Period be granted, it is understood that the term provided by Clause 9 (Item 9.1) for ECOPETROL to state its acceptance or rejection of the existence of a

Commercial Gas Field, shall be postponed for a term equal to the Retention
Period.

8.3.2 The Retention Period shall not exceed four (4) years. Should the term first granted as Retention Period be insufficient, upon duly justified previous written request from THE ASSOCIATE, ECOPETROL may extend the Retention Period for an additional term, provided the fact that the sum of the initial Retention Period and its extensions does not exceed four (4) years. The Retention Period applies exclusively to the Gas Field area that ECOPETROL in principle determines as having the capacity to produce Hydrocarbons, including the two and a half (2.5) kilometer-wide reserve zone surrounding such area.

                           CHAPTER III - EXPLOITATION

CLAUSE 9. TERMS AND CONDITIONS

9.1 To initiate the Joint Operation under the terms and conditions of this contract, it is understood that the Exploitation Work will begin once the Parties recognize the existence of a Commercial Field or upon compliance with the provisions of Clause 9 (Item 9.5). The existence of a Commercial Field will be determined by the drilling, by THE ASSOCIATE in the proposed Commercial Field, of a sufficient number of Exploratory Wells so as to permit to reasonably define the area capable of producing Hydrocarbons and the commercial nature of the Field. If, after evaluating the results obtained from the Discovery Wells, THE ASSOCIATE considers that it has discovered a Commercial Field, it shall inform ECOPETROL thereof in writing, and attach the studies on which it has based the conclusion, as well as the relevant Development Plan. ECOPETROL, within a ninety (90) calendar day period, starting on the date on which THE ASSOCIATE supplies all the support documentation, must accept or reject the existence of the Commercial Field. ECOPETROL may request all the additional information deemed necessary within the thirty (30) days following the date of submission of the first support documentation.

9.2 Should ECOPETROL accept the existence of the Commercial Field, it shall inform THE ASSOCIATE thereof, within the period specified in Clause 9, (Item 9.1) and shall specify the area and Production Targets of the Commercial Field, and begin to participate in the exploitation of the Commercial Field discovered by THE ASSOCIATE, in compliance with the terms and conditions of this contract.

9.2.1 ECOPETROL shall reimburse THE ASSOCIATE for thirty percent (30%) of the Direct Exploration Costs incurred by THE ASSOCIATE, at its own expense, within the Contracted Area and prior the date of acceptance of commerciality by ECOPETROL for each new Commercial Field discovered, as established in item 9.1 of this Clause, provided such expenses have not been charged previously to another Field.

9.2.2 The amount of these costs will be determined in United States dollars, using as a reference date, the date on which THE ASSOCIATE has made the relevant disbursements; therefore, costs incurred in Colombian currency will be calculated at the representative market exchange rate prevailing on the date established herein and certified by Superintendencia Bancaria (Bank Superintendency).

PARAGRAPH: Once the amount of the Direct Exploration Costs to be reimbursed in USA currency has been determined, such amount will be updated monthly according to the average consumer price index of industrialized countries, as of the date of disbursement, in constant U.S. dollars at the rate prevailing on the date on which ECOPETROL disburses as per the provisions of the Operation Agreement (Annex B) of this contract. Balances to be reimbursed shall also be updated up to the date that ECOPETROL reimburses its total participation in the respective Commercial Field.

9.2.3 Reimbursement of Direct Exploration Costs, according to Clause (Item 9.2.1) will be made by ECOPETROL to THE ASSOCIATE as of the date on which the field is put on line by the Operator, through payment of the dollar equivalent to fifty percent (50%) of its direct share in the total production of the Field, after deducting the corresponding royalties.

PARAGRAPH: In the event of a Commercial Gas Field, such reimbursement will be made by ECOPETROL to THE ASSOCIATE as of the date on which the field is put on line by the Operator, through payment of the dollar equivalent to one hundred percent (100%) of its direct share in the total production of the Field, after deducting the corresponding royalties.

9.3 Should ECOPETROL, based on the information supplied, not accept the existence of the Commercial Field as stated in Clause 9 (Item 9.1), it may request that THE ASSOCIATE submit and carry out an additional work program, to demonstrate Field commerciality. Such work shall be performed at THE ASSOCIATE'S risk and expense and its duration may not exceed two (2) years. In such case, the Exploration Period for the Contracted Area will be automatically extended for a period equal to that agreed between the Parties as required for performing the additional work provided for in this Clause, without this affecting the provision of Clause 8 (Item 8.1) regarding reduction of areas. THE ASSOCIATE may submit and carry out a work program that complies with the requested objective, or request the opinion of an expert, according to Clause 28 of this contract, on the request for additional information. Should the expert opinion favor ECOPETROL, THE ASSOCIATE shall meet the requirements and, once again, submit the commerciality studies and a revised Development Plan to ECOPETROL'S consideration. Should the expert opinion favor THE ASSOCIATE, it means that ECOPETROL has enough information and then, ECOPETROL, within a ninety
(90) calendar day period, starting on the date on which ECOPETROL gets the report about the expert opinion, must accept or reject the existence of the Commercial Field referred to in Clause 9 (Item 9.1).

9.4 If, after performance of the additional work or if the disagreement has been resolved by an expert, (Item ECOPETROL accepts the existence of the Commercial Field referred to in Clause 9 (Item 9.1), it shall commence participating in the development activities of the aforementioned Field, under the terms and conditions established in this contract and shall reimburse THE ASSOCIATE as provided for in Clause 9 (items 9.2.2 and 9.2.3), thirty percent (30%) of the cost of the additional work requested, referred to in Clause 9 (Item 9.3) and the work performed shall become property of the Joint Account.

9.5 SOLE RISK METHOD: If ECOPETROL does not accept the existence of a Commercial Field, even after the additional work described in Clause 9 (Item 9.3) has been completed, THE ASSOCIATE shall be entitled to perform, on its own account and risk, the work deemed necessary for the exploitation of said Field, according to the Development Plan presented to ECOPETROL and following, good practices of the international petroleum industry, and to recover the cost of such work, and the Direct Exploration Costs incurred by THE ASSOCIATE prior to the date of acceptance of commerciality by ECOPETROL of the corresponding Field, provided such costs have not been charged previously to another Field. For purposes of this Clause, the recovery of the aforementioned costs will be achieved through THE ASSOCIATE'S share in the Hydrocarbons produced in the respective Field, minus the royalties referred to in Clause 13, as provided in Clause 14 (Item 14.2.3) of this contract for exploitation under the sole risk method.

For purposes of calculating the dollar amount of disbursements made in pesos, the representative market rate of exchange will be used, as certified by the Bank Superintendency or the agency replacing it, on the date on which THE ASSOCIATE made the disbursements. For purposes of this clause, the value of each barrel of Hydrocarbons produced in said Field during a calendar month shall be the price agreed between the Parties. If THE ASSOCIATE wishes to exercise the right to exploit the Field under the sole risk method, it should be expressly requested not later than 120 calendar days following the date on which ECOPETROL expresses its non-acceptance of the existence of a Commercial Field. Should THE ASSOCIATE not exercise such right, it shall relinquish the Field and its reserve zone to ECOPETROL, thus terminating the contract for such area or a portion of the Contracted Area.

9.6 In order to fix the limits to a Commercial Field, all geological and geophysical information and that related to the wells drilled in said Field, or to the field itself will be taken into consideration.

9.7 If, after the acceptance of one or more Commercial Fields, THE ASSOCIATE continues fulfilling its exploratory obligations agreed in Clause 5, it may simultaneously exploit such Fields before the end of the Exploration Period defined in Clause 4, (Item 4.26), but the Exploitation Period shall not be considered to have commenced until the expiration date of the former. In the event of Gas Fields on which ECOPETROL has granted a Retention Period, the Exploitation Period for each Field shall commence as of the expiration date of the corresponding Retention Period.

9.8 If, as a result of the drilling of Exploration Wells after a decision has been made regarding the existence of a Commercial Field, THE ASSOCIATE proves the presence of additional Hydrocarbon accumulations associated with such Field, it must request that ECOPETROL expand the Commercial Field area and its commerciality, following the procedure provided for in Clause 9 (Item 9.1). If ECOPETROL accepts commerciality, it shall reimburse THE ASSOCIATE thirty percent (30%) of the Direct Exploration Costs exclusively related to the expansion of the Commercial Field area, under the terms provided for in items 9.2.2 and
9.2.3. If ECOPETROL does not accept the existence of a Commercial Field, THE ASSOCIATE shall be entitled to a reimbursement of up to two hundred percent (200%) of the total cost of the work performed on its own account and risk for the exploitation of the Exploratory Wells classified as producers, and up to seventy percent (70%) of the Direct Exploration Costs incurred by THE ASSOCIATE, solely related to the date of acceptance of commerciality by ECOPETROL. Such reimbursement shall be effected through the production from Exploratory Wells classified as producers, minus the royalty, following the procedure established in Clause 21 (Item 21.2) up to the percentages stipulated herein.

CLAUSE 10. OPERATOR

10.1 The Parties hereby agree that (Name of the Associated company) is the Operator and, as such, and with the limitations contained in this contract, shall have full control of all operations and activities deemed necessary for the technical, efficient, and economic exploitation of the Hydrocarbons that may be found in the area of the Commercial Field. They further agree that, despite the fact that this Contract - entered into for the commercial purposes provided in Clause 1 thereof (Name of the Associated company) is the Operator, it is hereby understood by The Parties who have so decided, that for all legal purposes of a labor nature, (Name of the Associated company) does not act as a representative of the Parties, but rather as the sole and true employer of the workers it contracts for the operation of a commercial field and, consequently, it shall be responsible for all labor obligations arising from the associated relations or labor contracts, such as payment of wages and fringe benefits, parafiscal contributions, affiliation and payments on account of pensions, health, and professional risks to the Social Security System as provided for in Law 100 of 1993 and its regulatory decrees or other regulations which may substitute or amend it.

10.2 The Operator agrees to carry out all development and production operations in compliance with the known standards and practices, to which end it shall use the best technical methods and systems required for the economic and efficient exploitation of the Hydrocarbons and to apply all relevant legal and regulatory provisions.

10.3 In view of the above and considering that for the performance of and compliance with the Commercial Field operation, (Name of the Associated company) will perform all its activities using its own resources, with technical and administrative autonomy, such Operator shall be considered an entity different from the Parties for all purposes of this contract, as well as for the application of civil, labor, and administrative law, and for its relations with the personnel hired in accordance with Clause 32.

10.4 The Operator shall have the right to resign from its position, by means of a written notice given to the Parties at least six (6) months prior to its effective date of resignation. The Executive Committee shall designate the new Operator in compliance with Clause 19 (Item 19.3.5). In the event that the Operator designated by the Executive Committee were a third party, other than the Parties hereto, a contract must be executed between the Parties and the new Operator.

10.5 The Operator shall carry out the operations provided for in this contract in a prompt, efficient, and responsible manner, technically and economically appropriate, whereby it is understood that it shall, in no way be responsible for errors of judgment, or losses or damages not resulting from the Operator's gross negligence.

10.6 The Operator shall be entitled to perform any work through a contractor, subject to the powers of the Executive Committee, according to Clause 11 (Item 11.5). For purposes of compliance herewith, the Operator shall enter into contracts following the procedure described in Annex B, and subject to the principles of good faith, transparency, economy, equity, responsibility, planning, quality, expeditiousness, and social and environmental responsibility that should govern all contracting.

CLAUSE 11. EXPLOITATION PROGRAMS AND BUDGETS

11.1 Within three (3) months following the acceptance of a Commercial Field in the Contracted Area, the Operator shall submit to the Parties the proposed projects programs, and Development Plan Budget for the Commercial Field, for the rest of the corresponding calendar year, to be approved by the Executive Committee. In the event that less than six and a half (6 1/2) months remain before the end of said year, the Operator shall prepare and submit the proposed projects, programs, and budget for the following calendar year, within a three-month period.

11.1.1 The projects, programs and Budget contained in the Development Plan for the Commercial Field shall be reviewed and revised annually, and submitted to the Parties by the Operator during the month of May, each calendar year, to which end, the Operator shall submit its proposal within the first ten (10) days of May. Within twenty (20) days following the receipt of the proposed projects, programs, and Development Plan Budget for the Commercial Field, the Parties will inform in writing to the Operator in regards to the changes they wish to propose. When this occurs, the Operator will take into consideration the remarks and amendments proposed by the Parties in the preparation of the revised Development Plan that will be submitted to the Executive Committee for final approval in the ordinary meeting of July of each year. In case that the total budget of the Commercial Field has not been approved before July, those aspects of the Budget on which an agreement has been reached will be approved by the Executive Committee, and those aspects not approved will be immediately submitted to the Parties for further approval and final decision as provided in Clause 20.

11.2 The Parties may propose additions or revisions to the projects, annual budget and programs approved for every Commercial Field, but except for emergency cases, they should not be suggested with a frequency less than three months. The Executive Committee will decide about the additions and revisions proposed in a meeting, which will be summoned within the 30 days following the submission of the proposals.

11.3 The main objectives of projects, programs, and budgets are the following:

11.3.1 To determine the operations to be carried out, and the expenses and investments (budget) which the Operator is authorized to make in each Commercial Field during the following calendar year.

11.3.2 To keep a mid and long-term view on the development of every Field.

11.4 The projects, programs, and annual budget approved by the Executive Committee and contemplated in the Development Plan are the scheduled working plan, as well as the estimated expenses and investments to be made by the Operator in the different aspects of the operation, such as:

11.4.1 Capital investment for production: Reservoir development drilling, reconditioning or workover of wells, and specific production facilities.

11.4.2 General construction and equipment: industrial and camp facilities, transportation and construction equipment, drilling and production equipment. Other constructions and equipment.

11.4.3 Maintenance and operating expenses: production, geological, and administrative operating expenses.

11.4.4 Working capital requirements

11.4.5 Contingency funds

11.5 The Operator shall incur all expenses and investments and shall carry out all development and production operations in accordance with the project, programs and the annual budget to which Clause 11 (Item 11.1), refers, as per the Operating Agreement (Attachment B) that is an integral part of this Contract, without exceeding the total budget for one year, except for authorization from the parties in special cases.

11.6 The Operator is fully authorized to make disbursements which are not expressly included in each Commercial Field's Budget and charge them to the Joint Account without the Executive Committee's prior authorization, in the event of emergency measures intended to protect the Parties' personnel or property; emergency expenses caused by fires, floods, storms or other disasters; emergency expenses considered essential to the operation and maintenance of production facilities, including all maintenance works for producing wells to work with maximum efficiency; emergency expenses essential to the protection and preservation of materials and equipment required in the operations. In such cases, the Operator must summon, as soon as possible, a special Executive Committee meeting, to obtain its approval of carrying on with the emergency measures.

11.7 The only responsible for the expenses incurred and the contracts executed by the Operator for amounts higher than those authorized by the Executive Committee for each Commercial Field, in accordance with Clause 19 (Item 19.3.9) or its equivalent in Colombian currency, is the Operator himself, except for the ones regulated by Clause 11 (Item 11.6). Therefore, the Operator will assume the corresponding total value at his expense. When such expense or contract be ratified by the Executive Committee, the Operator will be reimbursed with the corresponding value, in accordance with the guidelines to be approved by the Executive Committee. In the event that the expenditure or the contract are not approved by the Executive Committee, the Operator, whenever it is possible, will be entitled to withdraw the asset by reimbursing the Parties for any expenditure that its withdrawal may cause. In the event that the Operator cannot withdraw such asset, or if he decides not to do so, the benefit or patrimony increase resulting from such expenditures or contracts will become the property of the Parties in a proportion equal to their interests in the operation.

CLAUSE 12. PRODUCTION

12.1 Subject to the approval of the Executive Committee, the Operator will determine with the necessary frequency, the Maximum Efficiency Rate (MER) for each Commercial Field. This Maximum Efficiency Rate (MER) for each producing well will be the hydrocarbon maximum production rate that can be extracted from a reservoir in order to obtain the maximum economic benefit in the final recovery of reserves, in accordance with the economic and engineering principles and the practices and procedures generally employed and in use within the international petroleum industry, under similar conditions and circumstances vis-a-vis the activities under this contract. The estimated production shall be adjusted as necessary to compensate the actual or anticipated operational conditions, such as wells being repaired which are not producing, capacity limitations in collecting lines, pumps, separators, tanks, pipelines, and other facilities.

12.2 The Operator will determine periodically, at least once a year, upon approval of the Executive Committee, the area considered capable of producing hydrocarbons in commercial quantities in each Commercial Field.

12.3 The Operator will prepare and deliver to each of the Parties, at regular three (3) month intervals, a program indicating each Party's share of production, and another one indicating the share of production for each Party for the following six (6) months. The production forecast will be based on the Maximum Efficiency Rate (MER) as stipulated in Clause 12 (Item 12.1) and adjusted to the rights of each Party, in accordance with this contract. The production sharing program will be determined based on the periodic request of each Party, and in accordance with Clause 14 (Item 14.2) with the necessary corrections to ensure that none of the Parties, entitled to a share, will receive less than the amount it is entitled to in accordance with the provisions in Clause 14, and without prejudice to the provisions in Clauses 21 (Item 21.2), and 22 (Item 22.5).

12.4 If any of the Parties foresees a reduction in its capacity to lift hydrocarbons with respect to the forecast submitted to the Operator, it must so inform him as soon as possible, and if such reduction is due to an emergency situation, it will notify the Operator within twelve (12) hours immediately following the event causing the reduction. Consequently, said Party will submit the new lift program taking into account the pertinent reduction.

12.5 The Operator may use the hydrocarbons that are necessary in performance of production operations in the Contracted Area, and these consumptions shall be exempt from the royalties dealt with in Clause 13 (item 13.1).

CLAUSE 13. ROYALTIES

13.1 For purposes of paying royalties for the exploitation of State-owned Hydrocarbons, the Operator shall pay ECOPETROL a production percentage as determined by Law. The delivery of said production will take place at the same point and in the same moment in which the Parties distribute their production share pursuant to Clause 14. In the case of Fields being exploited under the Sole Risk mechanism, THE ASSOCIATE will deliver to ECOPETROL the percentage of production corresponding to royalties at the point agreed by the Parties.

13.2 From the percentage of production delivered to ECOPETROL under the above numbered terms, ECOPETROL, in the manner and under the terms established by Law, shall pay to those agencies established by Law, the royalties caused in favor of the State over the Field's total production and, in no event, will THE ASSOCIATE be responsible for any payment to such agencies.

CLAUSE 14. OIL DISTRIBUTION AND AVAILABILITY

14.1 The Hydrocarbons produced, excepting those which may have been used in benefit of the operations under this contract, which will inevitably be wasted throughout the operations, will be transported to the jointly owned tanks of the Parties or to other measuring facilities agreed by the Parties. Should no agreement be reached, it shall be the metering location nearest to the inspection site determined by the Ministry of Mines and Energy. Hydrocarbons will be measured in compliance with the standards and methods accepted by the petroleum industry and, based on such measurement, the volumes referred to in Clause 13 will be determined. As of that moment, the remaining Hydrocarbons will be the property of each party, in the proportions specified in this contract.

14.2 PRODUCTION DISTRIBUTION

14.2.1 After deducting the percentages corresponding to royalties, the remaining produced Hydrocarbons from each Commercial Field, are owned by the Parties in the proportion of thirty percent (30%) for ECOPETROL and seventy percent (70%) for THE ASSOCIATE, until the Commercial Field's accrued production reaches sixty
(60) million barrels of liquid Hydrocarbons or the amount of nine hundred (900) giga cubic feet of gaseous Hydrocarbons at standard conditions, whatever happens first (giga cubic feet of gas = 1 x 10 cubic feet). For Fields exploited under the sole risk method the production distribution after royalties is the Parties' property in a proportion of one hundred percent (100%) for THE ASSOCIATE and zero percent (0%) for ECOPETROL, up to the moment when the accrued production of the Field reaches either one of the aforementioned accrued production limits.

14.2.2 Independently from the classification of Commercial Field given by ECOPETROL regardless the limits stated on Item 14.2.1, production distribution of every Commercial Field (after royalties) is the property of the Parties in the proportion resulting from applying the "R" factor as follows:

14.2.2.1 If the Hydrocarbon that first reached the limit stipulated in Item
14.2.1 of this Clause was the liquid, the following table will apply:

FACTOR R                   PRODUCTION DISTRIBUTION AFTER ROYALTIES (%)
                           THE ASSOCIATE           ECOPETROL
0.0 to 1.5                       70                    30
1.5 to 2.5                       70/(R-0.5)      100-[70/(R-0.5)]
2.5 or more                      35                    65

14.2.2.2 If the Hydrocarbon that first reached the limit stated on Item 14.2.1 of this Clause was the gaseous Hydrocarbon, the following table will apply:

FACTOR R                   PRODUCTION DISTRIBUTION AFTER ROYALTIES (%)
                           THE ASSOCIATE           ECOPETROL
0,0 to 2,0                       70                    30
2,0 to 3,0                       70/(R-1,0)      100-[70/(R-1,0)]
3,0 or more                      35                    65

14.2.3 Independently from the classification given by ECOPETROL in its definition of "Commercial Field", above the limits pointed out by Item 14.2.1, production of every Field under the sole risk method, according to Clause 9 (Item 9.5), after royalties, is owned by the Parties in the proportion resulting from applying factor "R", as follows:

14.2.3.1 If the Hydrocarbon that first reached the limit stipulated in Item
14.2.1 of this Clause was the liquid Hydrocarbon, the following table will apply:

FACTOR R                   PRODUCTION DISTRIBUTION AFTER ROYALTIES (%)

                           THE ASSOCIATE           ECOPETROL
0,0 to 1,5                       100                    0
1,5 to 2,5                       197,5-(65R)     100-[197,5-(65R)]
2,5 or more                      35                     65

14.2.3.2 If the Hydrocarbon that first reached the limit stipulated in Item
14.2.1 of this Clause was the gaseous Hydrocarbon, the following table will apply:

FACTOR R                   PRODUCTION DISTRIBUTION AFTER ROYALTIES (%)

                           THE ASSOCIATE           ECOPETROL
0,0 to 2,0                       100                    0
2,0 to 3,0                       230-(65R)       100-[230-(65R)]
3,0 or more                      35                     65

14.2.4 For the purpose of the above tables, factor R is the relation of accumulated incomes, expressed in constant terms, over the accumulated expenses, also expressed in constant terms, corresponding to THE ASSOCIATE for every Commercial Field in the following terms:

                                      AI
                           R =  ---------------
                                DI + A - B + OE
Where:

AI (THE ASSOCIATE's Accumulated Incomes): This the appraisal of the accumulated incomes corresponding to THE ASSOCIATE'S Hydrocarbons' yield produce after royalties, at the price agreed between the Parties except for Hydrocarbons re-injected in the Fields of the Contracted Area, those consumed in the operation and burnt gas.

Hydrocarbons' average price will be agreed between the Parties.

Monthly incomes will be the basis to determine the accumulated incomes which will be determined as the result of multiplying the average monthly price for the monthly production, in accordance with the forms that have been issued by the Ministry of Mines and Energy to that effect.

DI (Accumulated Development Investments): Seventy percent (70%) of the accumulated Development Investments approved by the Association's Executive Committee for every Commercial Field.

A: These are the Exploration Direct Costs incurred by THE ASSOCIATE, in accordance with Clause 9 of this contract and adjusted in accordance to Clause 9 (Item 9.2.2), Paragraph.

B: This is the accumulated reimbursement of the aforementioned exploration direct costs, according to Clause 9 of this contract.

OE (Accumulated Operation Expenses): These are the accumulated operation expenses approved by the Association's Executive Committee, in the proportion that corresponds to THE ASSOCIATE, plus THE ASSOCIATE's accumulated transportation expenses. It is understood as transportation costs the investment and operation costs of Hydrocarbons produced in the Commercial Fields located in the Contracted Area, from the Contracted Area to the exportation port or the place that has been agreed to use the AI incomes calculation. Such transportation costs will be agreed by the Parties once the accepted Commercial Fields' exploitation stage starts.

Special contributions or the like that can be applied over Hydrocarbons production in the Contracted Area are included in the operation's expenses.

All values included in the equation to determine factor R will be taken in constant terms and to such effect they will be updated monthly with the average consumer index prices in industrialized countries as of its execution date to the last day of the month to which the R factor is being applied. For the monthly update it will be used 1/12 of the value resulting of averaging the annual percentage variation during the last two years of the consumer index prices in industrialized countries, after "International Financial Statistics" of the International Money Market Fund (page S63 or its substitute), or the issue that agreed by the Parties.

To such effect expenses in Colombian currency must be exchanged to U.S. dollars at the representative rate in the market, duly approved by Superintendencia Bancaria (Bank Superintendency) that is in force on the date that the corresponding reimbursements occur.

PARAGRAPH: For Fields exploited under the Sole Risk method, according to Clause 9 (Item 9.5) of this contract, to the purpose of applying the equation to calculate factor R, is necessary to have in mind the following:

DI (Accumulated Development Investments): is one hundred percent (100%) of the accumulated Development Investments made by THE ASSOCIATE.

The accumulated reimbursement value of the exploration direct costs (B) will be equal to zero (0).

OE (Accumulated Operation Expenses): These are the accumulated operation expenses made by THE ASSOCIATE, plus THE ASSOCIATE's accumulated transportation expenses to move Hydrocarbosn from the Contracted Area to the exportation port or the place that has been agreed to use the AI incomes calculation.

14.2.5 CALCULATION OF FACTOR R: Production distribution based on factor R will start the first day of the third calendar month as of the date on which accumulated production of every Commercial Field reaches the amount of sixty
(60) million barrels of liquid Hydrocarbons, or the amount of nine hundred
(900)
cubic giga cubic feet of gaseous Hydrocarbons at standard conditions, according to Item 14,2.1 of this Clause.

Calculation of every Commercial Field's factor R will be made based on the accounting closure corresponding to the calendar month on which the surveyed accrued production of sixty (60) million barrels of liquid Hydrocarbons or the amount of nine hundred giga cubic feet of gaseous Hydrocarbons at standard conditions, in accordance with Item 14.2.1.

Resulting production distribution will be applied until June 30th of the next year. From that moment on, production distribution to which factor R has been applied will be made for one-year terms (from July 1st to June 30th) over factor R's liquidation based on the accumulated values as of December 31st of the previous year, in accordance with the corresponding accounting closing term. Provisions contemplated herein also apply for the exploited Fields under the sole risk method.

14.3 In addition to the tanks and other joint facilities, each Party will be entitled to build its own production facilities in the Contracted Area for its own and exclusive usage, previous fulfilling of legal regulations. Transportation and delivery of Hydrocarbons by each Party to the pipeline and other receivers different from the jointly owned ones will be made on the sole account and risk of the Party receiving the Hydrocarbons.

14.4 In case that production is yielded in places not connected to pipelines, the Parties will be able to agree the installation of pipelines up to a hydrocarbon point of sale, or to a location connected to the pipeline. If the Parties agree to the construction of such pipelines, they shall enter in to the contracts they deem appropriate to this end, and shall designate the Operator in keeping with the legal provisions in force.

14.5 Each Party will be the owner of the Hydrocarbons that have been yielded and stored as a result of the operation and that have been made available to it, according to what this contract deals on such respect and, at its expense, it should receive them in kind, sell them or have them at its disposal separately, according to when Clause 14 (Item 14.3) deals about.

14.6 If any of the Parties, by any reason, cannot have them at its disposal separately or withdraw from the Joint Account's tanks partially or totally its share of the Hydrocarbons, in accordance with this contract, the following procedure will apply:

14.6.1 If ECOPETROL is the party that cannot withdraw partially or totally, it Hydrocarbons share (share plus royalties), according to Clause 12 (Item 12,3), the Operator will be able to go ahead with the Field's production and delivering to THE ASSOCIATE the portion represented by THE ASSOCIATE'S share in the operation, based on one hundred percent (100%) maximum efficiency rate, all those Hydrocarbons that THE ASSOCIATE is capable of withdrawing up to a limit of one hundred per cent (100%) of the maximum efficiency rate and crediting ECOPETROL, for further delivery, the amount of Hydrocarbons that ECOPETROL was entitled to withdraw but did not.

However, as regards the volume of Hydrocarbons not withdrawn that corresponds to ECOPETROL during the month as royalties, THE ASSOCIATE shall pay ECOPETROL at the latter`s request, in dollars of the United States of America, the difference between the amount of Hydrocarbons it actually withdraw and the amount of Hydrocarbons to wich it was entitled for royalty that Clause 13 deals about, it is understood that any withdrawal made by ECOPETROL will be applied, in the first place, to the payment of the royalties in kind and, when it has been canceled, additional Hydrocarbons withdrawals will be applied to its corresponding share, according to Clause 14 (Item 14.2).

14.6.2 In the event that THE ASSOCIATE is the Party which cannot take all or part of its share designated under Clause 12 (Item 12.3), the Operator shall deliver to ECOPETROL, on the basis of one hundred percent (100%) of the MER, not only its own share and quota, but also all the hydrocarbons that ECOPETROL is capable of taking up to a limit of one hundred percent (100%) of the MER, crediting THE ASSOCIATE for later delivery, with the portion that corresponds to its quota and that it has not been able to take.

14.7 When both Parties are able to take the hydrocarbons designated in Clause 12 (Item 12.3), the Operator will deliver to the Party which has previously been unable to take its share of the production, and upon its request, and in addition to its participation in the operation, a minimum of ten percent (10%) per month of the production belonging to the other Party, and by mutual agreement, until one hundred percent (100%) of the quota not taken, up to the point in which the total amount that had not been credited to the Party that was unable to take its hydrocarbon share have been canceled.

14.8 Without prejudice of legal regulations on the subject, each Party will be free, at any time, to sell or export its share of the hydrocarbons obtained, according to this contract, or dispose of same in any manner.

CLAUSE 15. UTILIZATION OF THE ASSOCIATED NATURAL GAS

In the event that one or more Associated Natural Gas Fields are discovered, the Operator within the three (3) years following the date of commencement of field exploitation as defined by the Ministry of Mines and Energy, shall submit a project for utilization of Natural Gas for the benefit of the Joint Operation. The Executive Committee will decide on the project, and if that is the case, it shall determine the timing for execution of same. If the Operator does not submit any project within the three (3) years or does not perform the project approved in the terms determined by the Executive Committee, ECOPETROL may take, gratuitously, all the Associated Natural Gas available from the reservoirs being developed, as long as it is not required for the efficient development of the field.


CLAUSE 16. UNIFICATION

When an economically exploitable field extends continuously to another area or areas out of the Contracted Area, the Operator, in agreement with ECOPETROL and the other interested Parties, subject to the approval of the Ministry of Mines and Energy, shall formulate a unified exploitation plan, which must conform to the engineering techniques for hydrocarbon exploitation.

CLAUSE 17. SUPPLY OF INFORMATION AND INSPECTION DURING EXPLOITATION

17.1 The Operator shall deliver to the Parties, as they are obtained, reproducible originals (sepias) and copies of the drilled wells' electric, radioactive, and sonic logs, history, core analyses, cores, production tests, reservoir studies, and other relevant technical data, as well as routine data produced or received in relation with the operations and activities performed in the Contracted Area.

17.2 Each of the Parties, at its own risk and expense, shall be entitled, through authorized representatives, to inspect the wells and facilities in the Contracted Area, as well as all the activities related thereto. Such representatives shall have the right to examine cores, samples, maps, records of drilled wells, surveys, books, and any other source of information related to performance of this contract.

17.3 In order for ECOPETROL to comply with the provisions of Clause 29, the Operator shall prepare and deliver to ECOPETROL all the reports required by the National Government.

17.4 All information and data related to exploitation works must be held as confidential pursuant to the same conditions of Clause 6 (Item 6.3) of this contract.

                        CHAPTER IV - EXECUTIVE COMMITTEE

CLAUSE 18. CONSTITUTION

18.1 Within the first thirty (30) calendar days following the acceptance of the first Commercial Field, each Party must appoint a representative and its respective first and second alternates, to form the Executive Committee and shall notify the other party in writing the names and addresses of its representative and alternates. The Parties may change their representative or alternates at any time, but must so advise the other Party in writing.. The vote or decision of each Party representative is binding on said Party. Should the main representative of one of the Parties not be able to attend a Committee meeting, his first or second alternates, in order, may attend and will have the same authority as the principle.

18.2 The Executive Committee shall hold ordinary meetings during the months of March, July, and November, at which the development program and immediate plans submitted by the Operator will be reviewed. Annually, in the ordinary meeting held in July, the Operator will submit to the Executive Committee for its approval, the annual operations program and the expense and investment Budget for each Commercial Field for the next calendar year, and if such is the case, the reviewed Development Plan.

18.3 The Parties and the Operator may summon for special meetings of the Executive Committee, to analyze specific operating conditions. The representative of the interested Party shall notify ten (10) calendar days in advance about the date of the meeting and the topics that will be dealt in them. Any matter not included in the meeting agenda may be dealt during the said meeting, after acceptance by the representatives of the Parties in the Committee.

18.4 The representative of each of the Parties will have right to vote equivalent to the percentage of his total interests in the Joint Operation when discussing all the matters dealt in the Executive Committee. But, Executive Committee's decisions related from clauses 19.3.4 to 19.3.9 will be adopted by unanimous votes of the Parties. The whole Executive Committee's decisions, in accordance with the aforementioned procedure, will be mandatory and final for the Parties and for the Operator.

CLAUSE 19. FUNCTIONS

19.1 The representatives of the Parties will form the Executive Committee, having full authority and responsibility to set and adopt exploitation, development, operations and budgets related with this contract. One representative of the Operator will attend the meetings of the Executive Committee.

19.2 The Executive Committee will appoint a secretary for every session. The said secretary will write the corresponding minute containing a summary of all the discussions and determinations adopted by the Committee. The minutes must be approved and signed by the representatives of the Parties within the ten (10) working days following the closing of the meeting and will be delivered to them as soon as possible.

19.3 The functions of the Executive Committee are, among others, the following:

19.3.1 Adopt its own regulations.

19.3.2 Decide about the matters submitted by the Operator for its consideration.

19.3.3 Supervise the operation of the Joint Account and the Joint Operation.

19.3.4 Create the subcommittees deemed necessary and assign their functions under its direction.

19.3.5 Appoint the Operator in case of resignation or removal and write the regulations to be followed by the Operator, when he is a third party, indicating in detail the reasons for his removal.

19.3.6 Appoint the external auditor of the Joint Account.

19.3.7 Approve or reject projects, programs and annual Budgets of each Commercial Field and any recommendation for extra-expenses made by the Operator which have not been included in the approved budget.

19.3.8 Determine the expense regulations and policies.

19.3.9 Approve or reject the Development Plan and any amendment or change and authorize extraordinary expenditures that were not included in the Budget.

19.3.10 In general, perform all the functions authorized by this contract and not corresponding to the Operator or another entity or individual based on an express clause or by legal or regulatory provision.

CLAUSE 20. DECISION IN CASE OF DISAGREEMENT IN OPERATION

20.1. Any disagreement that cannot be resolved in the Executive Committee will be directly submitted to the highest executive of each of the Parties who resides in Colombia, so as to take a joint decision. If in the sixty calendar days following the submission of the consultation, the parties agree on a decision in regards to the matter being dealt, they will inform about it to the Operator who should call for a meeting of this entity with the Executive Committee within the fifteen (15) calendar days following the receipt of the communication being the members of said committee bound to ratify said agreement or decision in the meeting. 20.2 If within sixty (60) calendar days following the date of consultation to the highest executive of each of the Parties that be resident in Colombia, an agreement is not reached, the procedure will be as provided in Clause 28 of this contract, except for differences related to the operations, in which case they could be executed in accordance with Clause 21.

CLAUSE 21. OPERATIONS AT THE RISK OF ONE OF THE PARTIES

21.1 If at any time one of the Parties wishes to drill a development not approved in the operating program, it shall notify the other Party in writing, at least thirty (30) calendar days prior to the following meeting of the Executive Committee, of its desire to drill such well and include information, such as location, drilling recommendation, depth and estimated costs. The Operator shall include this proposal among the items to be discussed at the following Executive Committee meeting. Should the proposal be approved by the Executive Committee, said well shall be drilled charged to the Joint Account. Should the proposal not be accepted by the Executive Committee, the party wishing to drill such well, hereinafter the "Participating Party", shall have the right to drill, complete, produce, or abandon such well at its own risk and expense. The party not wishing to participate in the above mentioned operation shall be known as the "Non Participating Party". The Participating Party must commence drilling of the well within one hundred eighty (180) days following the refusal of the Executive Committee. Should drilling not be commenced within this period, it must be submitted to the Executive Committee's consideration once again. At the request of the Participating Party, the Operator shall drill the aforementioned well at the risk and expense of the Participating Party, provided that in the Operator's opinion, such operation does not interfere with the normal operation of the Field, whereby the Participating Party shall have advanced to the Operator the amount that the Operator deems necessary to drill the well. In the event that the well cannot be drilled by the Operator without interfering with the normal operation of the field, the Participating Party shall have the right to drill such well itself, or through a service company that is competent and, in such event, the

Participating Party shall be responsible for such operation, without interfering with the normal development of field operations.

21.2 Should the well referred to in Clause 21 (Item 21.1), be completed as producer, it shall be administered by the Operator and the production from such well, after deducting the royalties referred to in Clause 13, shall be property of the Participating Party, which will bear all costs of operating such well until the net value of production, after deducting production, collection, storage, transport and other similar costs, as well as the cost of sale, equal to hundred percent (200%) of the costs of drilling and completing such well. As of that moment, and for the purposes of this contract, such well shall become the property of the Joint Account holders, in the proportion established, as though it had been drilled with the approval of the Executive Committee at the Parties' risk and expense. To this effect, the investments made and costs incurred in the development of this well shall be part of the R Factor of the Commercial Field. For purposes of this clause, the value of each barrel of Hydrocarbon produced from such well, during a calendar month, before deducting the aforementioned costs, shall be the price agreed between the Parties.

21.3 If at any time, one of the Parties wishes to workover, deepen to reach the production targets, or plug a well that is not producing commercial quantities, or a dry hole that was drilled by the Joint Account, and if such operations have not been included in the program approved by the Executive Committee, such Party must notify the other party of its intention to workover, deepen, or plug such well. Should there be no equipment on site, the procedure described in Clause 21 (Items 21.1 and 21.2) shall be followed. Should there be no adequate equipment to conduct the proposed operations at the wellsite, the Party receiving the notice of the operations that the other Party wished to conduct, shall forty-eight (48) hours, starting at the time it received the notice, within which to approve or disapprove the operation, if during this term, no reply is received, it is understood that the operation will be carried out at the risk and expense of the Joint Account. Should the proposed work be carried out at the sole risk and expense of a participating party, the well shall be administered subject to Clause 21 (Item 21.2).

21.4 If at any time, one of the Parties wishes to build new facilities for the extraction of gaseous Hydrocarbon liquids and for the transport and export of the Hydrocarbons produced, hereinafter additional facilities, said party shall notify the other Party in writing and provide the following information:

21.4.1 General description, design, specifications, and estimated costs of the additional facilities.

21.4.2 Projected capacity

21.4.3 Approximate date of commencement of the construction and duration thereof. Within ninety (90) days starting on the date of notification, the other Party shall have the right to decide whether it intends to participate in the projected additional facilities, by giving written notice. In the event that such Party should elect not to participate in the additional facilities, or does not reply to the Participating Party's proposal, hereinafter "the Constructing Party", the latter may proceed with the additional facilities and will instruct the Operator to build, operate, and maintain such facilities at the exclusive risk and expense of the Constructing Party, without prejudice to the normal development of the Joint Operation. The Constructing Party may negotiate the use of such facilities for the Joint Operations, with the other Party. During the time the facilities are operated at the risk and expense of the Constructing Party, the Operator shall charge such Party for all operating and maintenance costs of the additional facilities, in accordance with generally accepted accounting practices.

                            CHAPTER V - JOINT ACCOUNT

CLAUSE 22. MANAGEMENT

22.1 Without prejudice to the provisions of other clauses in this contract, the expenses attributable to exploration works will be at the risk and expense of THE ASSOCIATE.

22.2 From the moment ECOPETROL accepts the existence of a Commercial Field and subject to the provisions of Clause 5 (Item 5.2) and of Clause 13 (Items 13.1 and 13.2), the ownership of the rights or interests in the Contracted Area shall be divided as follows: ECOPETROL, thirty percent (30%), THE ASSOCIATE, seventy percent (70%). From that point on, all the expenses, payments, investments, costs, and obligations performed and assumed for development of the Joint Operation, in compliance with this contract, shall be charged to the Joint Account and the Direct Exploration Costs made by THE ASSOCIATE before and after acknowledgment of each Commercial Field and its extensions, in compliance with Clause 9 (Item 9.8), shall be entered in the Joint Account. Except as provided in Clauses 14 (Item 14.3) and 21, all the property acquired or used from that moment on for the fulfillment of operating activities of the Commercial Field, shall be paid for and belong to the Parties, in the same proportions described in this clause.

22.3 The Parties shall tender to the Operator their proportionate shares in the budget, as needed, within the first five (5) days of each month in the same currency in which the expenses must be made, that is, in Colombian pesos, or in USA dollars, as requested by the Operator, in accordance with the programs and budgets approved by the Executive Committee. When THE ASSOCIATE does not have the necessary pesos to cover its portion of this currency, ECOPETROL shall have the right to furnish such pesos and be credited for the contribution that is to be made in dollars, converted at the official rate for purchase of exchange certified by the Superintendencia Bancaria (Bank Superintendency), or the official entity in charge, on the day when ECOPETROL should make the corresponding contribution, provided such transaction does not violate any legal provision.

22.4 The Operator shall submit to the Parties, and within the ten (10) calendar days following the end of each month, a monthly statement showing the anticipated amounts, the expenses made, outstanding obligations, and a report of all charges and credits to the Joint Account. Such report shall be prepared in compliance with Attachment B and in a separate attachment, the parameters and R factor calculation referred to in Clause 14 (Items 14.2.4 and 14.2.5). If the payments referred to in Clause 22 (Item 22.3) are not made within the agreed term and the Operator decides to make them, the delinquent Party shall pay the Arrears interest, in the same currency during the delinquency period.

22.5 If one of the Parties should fail to pay to the Joint Account the corresponding amounts on time, from that date on said Party shall be considered a Delinquent Party and the other Party the Performing Party. If the Performing Party should make the payment belonging to the Delinquent Party, in addition to its own, said party shall have the right after sixty (60) days of delinquency to have the Operator deliver to it the total of the Delinquent Party's participation in the Contracted Area (excluding the percentage corresponding to royalties), up to a production amount such that permits the Performing Party a net income from the sales made equal to the amount the Delinquent Party failed to pay, plus an annual interest equal to the Arrears interest starting after the initial date of the delinquency. "Net income" is understood as the difference between the sale price of the Hydrocarbons taken by the Performing Party, minus the cost of transportation, storage, loading and other reasonable expenses incurred by the

Performing Party from the sale of the products taken. The right of the Performing Party may be exercised at any time thirty (30) days after written notification to the Delinquent Party of its intention to take part or all of the production corresponding to the Delinquent Party.

22.6 Direct and Indirect Costs

22.6.1 All Direct Costs of the Joint Operation shall be charged to the Parties in the same proportion that the production is allocated after royalties.

22.6.2 Indirect Costs shall be charged to the Parties in the same proportion that has been established for Direct Costs in Item 22.6.1 of this Clause. The amount of such costs shall be the result of applying equation a + m (X-b) to the total annual value of investments and Direct Costs (excepting technical and administrative support). In such equation, "X" is the total value for investments and annual expenses and "a", "m", and "b" are constants whose values are indicated in the following table in relation with the amount of investments and annual expenses:

   INVESTMENTS AND EXPENSES                              VALUE OF THE CONSTANTS
         "X" (US$)
                                               "A" (US$)           M (FRACT.)          "B"(US$)
                                               ---------           ----------          --------
1.  0  to  25.000.000                          0                   0.10                0
2. 25.000.001 to  50.000.000                   2.500.000           0.08                25.000.000
3. 50.000.001 to 100.000.000                   4.500.000           0.07                50.000.000
4.100.000.001 to 200.000.000                   8.000.000           0.06                100.000.000
5.200.000.001 to 300.000.000                   14.000.000          0.04                200.000.000
6.300.000.001 to 400.000.000                   18.000.000          0.02                300.000.000
7.400.000.001 and over                         20.000.000          0.01                400.000.000

The equation will be applied once a year in each case with the value of the constants corresponding to the total value of annual investments and expenses.
22.7 The monthly statements referred to in Clause 22 (Item 22.4) may be reviewed or objected to by either of the Parties from the moment they receive them, up to two (2) years after the end of the calendar year to which they pertain, clearly specifying the entries corrected or objected to and the reason therefor. Any account which has not been corrected or objected to within such period of time shall be considered final and correct.

22.8 The Operator shall keep accounting records, vouchers and reports for the Joint Account in Colombian pesos in accordance with Colombian law and all charges and credits to the Joint Account shall be made following the accounting procedure described in Attachment B, which is part of this contract. In the event of discrepancy between such Accounting Procedure and the provisions of this contract, the provisions of the latter shall prevail.


22.9 The Operator may perform sales of materials or equipment during the first twenty (20) years of the Exploitation Period, or the first twenty eight (28) years of the Exploitation Period, in the case of a Gas Field, for the benefit of the Joint Account when the value of the sold items does not exceed five thousand USA dollars (US$5,000) or its equivalent in Colombian pesos. This type of operation, per calendar year, may not exceed fifty thousand USA dollars (US$50,000) or its equivalent in Colombian pesos. The sales exceeding these amounts or those of real estate property are subject to the Executive Committee's approval. The sale of such materials or equipment will be made at a reasonable commercial price in accordance with the conditions of use of the item.

22.10 All the machinery, equipment, or other goods or items acquired by the Operator for the execution of this contract and charged to the Joint Account, will be the property of the Parties in equal shares. However, in the event that one of the Parties should decide to terminate its interest in the contract before the end of the first seventeen (17) years of the Exploitation Period, except as foreseen in Clause 25, said Party agrees to sell to the other Party, part or all of its interest in said assets at a reasonable commercial price or their book value, whichever is lower. In the event that the other Party does not wish to buy such assets within ninety (90) days following the formal offer to sell, the Party wishing to withdraw shall have the right to assign to a third party the interest corresponding it in such machinery, equipment and items. If THE ASSOCIATE decides to withdraw after seventeen (17) years of the Exploitation Period, its right in the Joint Operations will pass free of charge to ECOPETROL upon its acceptance.

                      CHAPTER VI - DURATION OF THE CONTRACT

CLAUSE 23. MAXIMUM DURATION

This contract shall be in force as of its Effective Date and shall have a maximum duration of twenty eight (28) years, divided as follows: up to six (6) years as the Exploration Period in compliance with Clause 5, without prejudice to the provisions of Clause 5 (Item 5.4) and Clause 9 (Item 9.3) and twenty-two (22) years as the Exploitation Period starting on the date when the Exploration Period ends. It is understood that in the events provided for in this contract, in which the Exploration Period is extended, the total term shall not be extended beyond twenty eight (28) years under any circumstance.

PARAGRAPH 1: The Exploitation Period for the Gas Fields discovered within the Contracted Area shall have a maximum duration of thirty (30) years as of the date of expiration of the Exploration Period or Retention Period granted. In any case, the total contract term for such Fields shall not exceed forty (40) years counted as of the Effective Date.

PARAGRAPH 2: Notwithstanding the foregoing, ECOPETROL and THE ASSOCIATE, no less than five (5) years before the date of expiration of the Exploitation Period for each Field, shall study the conditions to continue with their exploitation after the term referred to in this Clause. In the event that the Parties agree to continue with said exploitation, they shall define the terms and conditions under which it shall be performed.

CLAUSE 24. TERMINATION

This contract shall terminate in each of the following cases on which THE ASSOCIATE'S rights contained within this contract shall cease, either in its capacity as interested Party, or as Operator, provided both mentioned capacities concur at the termination time:

24.1 At the end of the Exploration Period if THE ASSOCIATE has not discovered a Commercial Field, except as provided in Clauses 5 (Item 5.4), 9 (Item 9.5), and 34.

24.2 When the contract term established in Clause 23 expires.

24.3 At any time and at THE ASSOCIATE'S will, after having complied with its obligations referred to in Clause 5 and the other obligations acquired in compliance with this contract up to the date of termination.

24.4 If THE ASSOCIATE should assign this contract, in whole or in part, without complying with the provisions of Clause 27.

24.5 Due to breach of the obligations assumed by THE ASSOCIATE in accordance with this contract.

24.5.1 ECOPETROL shall not be able to terminate this contract until sixty (60) calendar days after having notified THE ASSOCIATE or its assignees in writing, clearly specifying the causes for making such a declaration and only if the other

Party has not submitted explanations that are satisfactory to ECOPETROL or if THE ASSOCIATE has not corrected the fault in complying with the contract, without prejudice to THE ASSOCIATE'S right to file the legal suits it deems convenient.

24.5.2 If, within the period of time mentioned above, THE ASSOCIATE submits explanations that are satisfactory to ECOPETROL and in the remaining term for completing the period of sixty (60) days it is insufficient to meet the obligations pending according to good oil industry practice, the Parties may agree to an additional term to allow said compliance, without prejudice to ECOPETROL's right to demand the guaranties necessary for backing it. If, after this period of time has elapsed, all of the works agreed to have still not been performed, ECOPETROL shall terminate the contract.

24.6 At any time upon mutual agreement between the Parties.

24.7 Due to the unilateral termination causes contemplated in Clause 25.

CLAUSE 25. CAUSES OF UNILATERAL TERMINATION

25.1 Unilaterally, ECOPETROL may terminate this contract at any time before the period agreed in Clause 23 expires, in the following cases:

25.1.1 Death or permanent physical disability or legal interdiction of THE ASSOCIATE in the case of an individual.

25.1.2 Due to initiation of a wind-up process of THE ASSOCIATE if it is a corporation.

25.1.3 Due to legal embargo of THE ASSOCIATE that seriously affects contract performance.

25.1.4 When THE ASSOCIATE is made up of several corporations and/or individuals, the reasons given in items 25.1.1 and 25.1.2 shall be applied when they seriously affect contract performance.

25.2 In the event of a declaration of unilateral termination, the rights of THE ASSOCIATE'S rights stated in this contract shall cease, not only as an interested Party, but also as Operator, if at the moment of the declaration of unilateral termination THE ASSOCIATE acts in both capacities.

CLAUSE 26. OBLIGATIONS IN CASE OF TERMINATION

26.1 If the contract is terminated as per the provisions in Clause 24, during its Exploitation, Retention, or Exploration Period, THE ASSOCIATE shall leave in production those wells which on that date are producing and shall deliver the facilities, pipelines, transfer lines and other real estate property belonging to the Joint Account located in the Contracted Area, all of which shall pass, free of charge, to ECOPETROL'S ownership, together with the rights of way and assets acquired exclusively for the benefit of the contract, regardless of whether or not these assets are located outside the Contracted Area.

26.2 If the contract is terminated for any reason after the first seventeen (17) years of its Exploitation Period, all of THE ASSOCIATE'S machinery, equipment or other assets or items used or acquired by THE ASSOCIATE or by the Operator in performance of this contract shall pass, free of charge, to ECOPETROL.

26.3 If the contract is terminated before the end of the seventeen (17) year Exploitation Period, the provisions of Clause 22 (Item 22.10) shall apply.

26.4 If the contract is terminated through a declaration of unilateral termination issued at any time, all current assets and fixed assets acquired for the exclusive benefit of the Joint Account, shall pass, free of charge, to ECOPETROL'S ownership.

26.5 If the contract is terminated for any reason and at any time, the Parties have the obligation to satisfactorily fulfill their legal obligations to each other and to third Parties and those acquired under this contract.

                     CHAPTER VII - MISCELLANEOUS PROVISIONS

CLAUSE 27. ASSIGNMENT RIGHTS

27.1 After previous written approval by ECOPETROL, THE ASSOCIATE is hereby entitled to assign or transfer either partially or totally its interests, rights and obligations in the association contract to another individual, company or group that is technically capable and competent with the necessary professional skills and legal capacity to work in Colombia.

For such purpose, THE ASSOCIATE shall submit a written request to ECOPETROL, indicating the main elements of the negotiation, such as possible assignee, information on its legal, financial, technical, and operational capacities, value of the rights and obligations to be assigned, scope of the operation, etc. Within sixty (60) work days following receipt of the complete request, ECOPETROL shall exercise the discretional faculty of analyzing the information furnished by THE ASSOCIATE, after which it shall make its decision, without the obligation of expressing its reasons for it.

27.1.1 When assignments are made in favor of companies that control or direct THE ASSOCIATE, or to any of the companies that make it up or their affiliates or subsidiaries, or between companies that comprise the same economic group, it shall suffice to inform ECOPETROL beforehand and in a timely fashion regarding the essential elements of the negotiation set forth above.

27.1.2 The actions taken to develop this clause that might be taxable according to the Colombian tax legislation will cause payment of the corresponding taxes.
PARAGRAPH: When THE ASSOCIATE is made up of more than one company and one of them wishes to assign their interests, rights and obligations in the contract, in whole or in part, in accordance with this clause, it must prefer the other companies that comprise THE ASSOCIATE, offering to them before to other interested third parties, the interests, rights and obligations it wishes to assign, unless the companies THE ASSOCIATE is comprised of have agreed otherwise.

CLAUSE 28. DISAGREEMENTS

28.1 In any case where a discrepancy or contradiction arises in the interpretation of the clauses of this Contract relative to the contents in Attachment B called "Operation Agreement", the stipulations of the former shall prevail.

28.2 Disagreements between the Parties as to regulations related to the interpretation and performance of the contract, which cannot be resolved amicably, shall be submitted for examination and determination by the proper Colombian legal public authority.

28.3 Any factual or technical difference between the Parties, related to the interpretation and application of this contract, which cannot be resolved amicably, shall be submitted to arbitration in the following manner: each Party shall appoint an expert representative, one for each Party, and a third mutually agreed by the main experts appointed. If the Parties cannot agree as to the naming of the third, the Board of Directors of the "Colombian Association of Engineers", with headquarters in Bogota, will choose the third candidate proposed by either Party.

28.4 Any difference concerning the accounting which may arise between the Parties by reason of the interpretation and performance of this contract, which cannot be resolved amicably, shall be submitted to arbitration. The arbitrators shall be sworn Certified Public Accountants, and shall be appointed as follows: one by each of the Parties and a mutually agreed upon third one by the two main experts. Upon failure of the former two to reach agreement and at the request of either of the Parties, said third expert shall be appointed by the Central Board of Accountants (Junta Central de Contadores) in Bogota.

28.5 Both parties agree that the decision of the experts shall have the same effect as a transaction between themselves and, consequently, said decision shall be binding.

28.6 In the event of a disagreement between the Parties concerning the technical, accounting or legal aspects of the controversy, said disagreement shall be considered legal and Clause 28 (Item 28.2) shall apply.

CLAUSE 29. LEGAL REPRESENTATION

Without prejudice to the rights which THE ASSOCIATE may legally have, as a consequence of legal regulations or pursuant to the provisions of this contract, ECOPETROL shall represent the Parties before the Colombian authorities with respect to the exploitation of the Contracted Area whenever it must do so, and it shall submit to governmental officials and entities all the data and information which may be legally required. The Operator shall be obliged to prepare and furnish ECOPETROL with the pertinent information. Any expense that ECOPETROL may incur pursuant to any matter referred to herein, shall be at the expense of the Joint Account, and when such expenses exceed five thousand USA dollars (US$5,000) or its equivalent in Colombian pesos, the Operator's prior approval shall be required. The Parties declare that, insofar as any relationship with third Parties is concerned, neither the conditions of this clause nor of any other clause of this contract, shall imply the granting of a general power of attorney, or give the right for the Parties to form a joint civil or commercial venture or allow the Parties to associate in any manner which would exempt either Party from being responsible for the other Party's acts or omissions with respect to the obligations stated in this contract. This contract has to do with operations within the territory of the Republic of Colombia, and although ECOPETROL is an industrial and commercial company of the Colombian government, the parties agree that THE ASSOCIATE, if necessary, may elect to be excluded from the application of all the provisions of Subchapter K, entitled PARTNERS AND PARTNERSHIPS of the Internal Revenue Code of the United States of America. THE ASSOCIATE shall make this election on its behalf in a proper manner.

CLAUSE 30. RESPONSIBILITIES

30.1 The responsibilities contracted by ECOPETROL and THE ASSOCIATE in connection with this contract before third parties shall not be joint liabilities and, therefore, each Party shall be solely responsible for its share of the expenses, investments and obligations arising from such responsibilities.

30.2 ENVIRONMENTAL MANAGEMENT: THE ASSOCIATE or the Operator, in development of all the contract activities, must opportunely comply with that set forth in the National Code of Renewable Natural Resources and Protection of the Environment and other legal provisions on the subject. Likewise, they shall promote amongst their contractors, supplies, intermediaries and/or workers working in benefit of the contract, the conservation of a healthy environment, taking the necessary precautions to protect the environment, human life and the property of others and prevent contamination of the Contracted Area. As of contract initiation, THE ASSOCIATE shall prepare a general diagnosis of the environmental and social reality of the zones where the Exploration Works shall be performed and shall establish the communications channels with the authorities and the communities present there.

THE ASSOCIATE agrees to execute a permanent plan, of a preventive nature, in order to ensure the conservation and restoration of the natural resources within the zones where the Exploration, exploitation and transportation works subject-matter of this contract are performed.

Said plans and programs must be divulged by THE ASSOCIATE to the communities and entities of a national and regional order that are related to this subject.

Likewise, specific contingency plans must be established to take care of the emergencies that may arise and to perform the remedying actions called for. For such purpose, THE ASSOCIATE must coordinate said plans and actions with the competent agencies.

The respective plans and budgets must be prepared by THE ASSOCIATE in accordance with the corresponding Clauses of this contract. All costs caused shall be borne by THE ASSOCIATE during the Exploration Period and exploitation under the sole risk mode, and by both Parties, charged to the Joint Account in the Exploitation Period.

CLAUSE 31. TAXES, LIENS, AND OTHERS

The taxes, liens and fares caused after establishing the Joint Account and before the Parties receive their production shares in and that be chargeable to oil exploitation shall be charged to the Joint Account. The income, patrimony and complementary taxes will be solely at the expense of each of the Parties, accordingly.

CLAUSE 32. PERSONNEL

32.1 When THE ASSOCIATE is the Operator, the Manager's appointment will be consulted previously with ECOPETROL.

32.2 Pursuant to the terms of this contract and subject to the regulations established herein, the Operator, as the sole and actual employer, shall have administrative autonomy to designate personnel required for the operations under this contract, and may establish their salaries, functions, categories, and conditions. The Operator will adequately and diligently train the Colombian personnel required to substitute the foreign personnel that the Operator may consider required for the performance of the operations of this contract.

32.3 TECHNOLOGICAL TRANSFER

THE ASSOCIATE agrees to implement, at its expense, a training program for ECOPETROL professionals in areas related with the development of the contract.

For compliance with this obligation in the Exploration Period, training may be, among others, in the areas of geology, geophysics and related areas, evaluation and definition of characteristics of reservoirs, drilling and production. Training shall be provided during the entire Exploration Period of six (6) months and its extensions, through the integration of the professionals appointed by ECOPETROL to the work group THE ASSOCIATE organizes for the Contracted Area or for other similar activities of THE ASSOCIATE. To decide for the waiver dealt with in Clause 5 of this contract, THE ASSOCIATE must have previously complied with the training programs herein provided for.
In the Exploitation Period, the scope, duration, place, participants, training conditions and other aspects shall be established by the Association's Executive Committee.

All of the costs of supervised training, with the exception of the labor ones caused in favor of the professionals who get said training, shall be borne by THE

ASSOCIATE in the Exploration Period and by both Parties charged to the Joint Account in the Exploitation Period.

PARAGRAPH:  To be agreed.

CLAUSE 33. INSURANCE

THE ASSOCIATE or the Operator will take all the insurance policies required by the Colombian laws. Likewise, it will require each contractor that perform any job in development of this contract to acquire and keep in effect all the insurance policies that the Operator may consider necessary. Also the Operator will take all the insurance policies that the Executive Committee may consider advisable.

Upon termination of this contract, at any time during the exploitation period or due to expiration of the term set forth in Clause 23, the Operator and/or THE ASSOCIATE shall take out an insurance policy that guarantee payment of salaries, benefits and indemnities and other labor debts due to eventual legal sentences derived from claims from the workers hired by the Operator in its condition as their sole and true employer and during the time of operation of the Commercial Field. The policy term shall not be less than three (3) years counted as of the date of termination of the Association contract and the insured value shall be defined by the Executive Committee, subject to that set forth in the labor provisions applicable to the respective employment contracts.

CLAUSE 34. FORCE MAJEURE OR ACTS OF GOD

The obligations of this contract, shall be suspended whenever the Parties are unable to fulfill them totally or partially, due to unforeseen events which constitute force majeure or acts of God such as strikes, shutdowns, war, earthquakes, floods or other catastrophes, governmental laws or regulations which prevent obtainment of essential material and, in general, any non-financial cause which may actually obstruct the works even though not mentioned above, but affecting the Parties beyond their control. If one of the Parties is not able, due to force majeure or acts of God, to fulfill its obligations under this contract, it must immediately notify the other Party for its consideration, specifying the causes of such failure. In no event shall the occurrences of force majeure or acts of God extend the total Exploration and Exploitation Periods beyond the twenty-eight (28) calendar days as of the Effective Date, in compliance with the provisions in Clause 23, but any failure due to force majeure during the six (6) year

Exploration Period indicated in Clause 5, which lasts longer than sixty (60) consecutive days, will extend this six (6) year period for the same period that the failure lasts.

CLAUSE 35. APPLICATION OF COLOMBIAN LAWS

For all the purposes of this contract, the Parties set as their domicile the city of Bogota, Republic of Colombia. This contract is in force under Colombian Law and THE ASSOCIATE is subject to the jurisdiction of the Colombian Courts and waives any attempt to make any diplomatic claim in regards to the rights and obligations arising from this contract, except in the event that justice is denied. It is understood that justice will not be denied when THE ASSOCIATE, in its capacity as Operator or Party, has exhausted all the resources and actions that, in compliance with Colombian Law, may be used before Colombian legal authorities.

CLAUSE 36. NOTICES

The services or communications between the Parties in regards to this contract will require to be valid, to mention the relevant clauses and should be sent to the representatives or delegates designated by the Parties to the following addresses: To ECOPETROL: Cra 13 #36-24, Santa Fe de Bogota, D.C., Colombia. To THE ASSOCIATE: ________________ No. ___-___ Santa Fe de Bogota, Colombia. Any change of address and representatives should be duly notified in advance to the other Party.

CLAUSE 37. HYDROCARBON VALUATION

The payments or reimbursements referred to in Clauses 9 (Items 9.2 and 9.4) and 22 (Item 22.5), will be made in USA dollars, or in Hydrocarbons based on its current market price and the limitations established by Colombian Law for the sale of the portion payable in USA dollars, of Hydrocarbons coming from the Contracted Area to be used in refining in the Colombian territory.

CLAUSE 38. HYDROCARBON PRICES

38.1 The Hydrocarbons corresponding to THE ASSOCIATE in development of this contract, destined to the refinery or to internal fueling, shall be paid placed at the refinery that must process them or at the receiving station agreed to by the

Parties, in accordance with the governmental provisions or rules in force or that replace them.

38.2 The differences arising from the application of this clause will be settled in the manner provided by this contract.

CLAUSE 39. COMPLETION BOND

At ECOPETROL's discretion, in order to ensure completion of the Exploration Works corresponding to the stages in each phase of the Exploration Period, in accordance with Clause 5, THE ASSOCIATE, at its expense, agrees to submit in favor of ECOPETROL one or more irrevocable Stand-By Letters of Credit or Bank Bonds issued by a financial corporation acceptable to ECOPETROL, for an amount in dollars of the United States of America equal to the estimated cost of the Exploration Works agreed to as the minimal program to be developed during each stage and with a term corresponding to the stage covered plus ninety (90) days more, counted as of the date on which it is issued. The bond for backing the first stage of the Exploration Period shall be submitted within the ten (10) business days following the date on which the resolution of approval of this contract by the Ministry of Mines and Energy is official and the later ones within the first ten (10) business days following the initiation of each subsequent phase. Upon request of THE ASSOCIATE, the value of this bond may be reduced every six (6) months as of the Effective Date, in proportion to the physical amount of Exploration Works performed, agreed to in Clause 5.

Note: The completion bond dealt with in this clause may be replaced by the constitution of autonomous equity, according to the conditions established by ECOPETROL for this purpose

CLAUSE 40. DELEGATION AND ADMINISTRATION

The President of EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL - delegates on the Exploration and Production Vice-President the administration of this contract, according to ECOPETROL's standards and provisions, with faculties for executing all transactions and processes inherent to Contract Development. The Vice-President of Exploration and Production may exercise this delegation through the Joint Operations Vice-President.

CLAUSE 41. LANGUAGE

For all purposes and actions regarding this contract, the official language is Spanish.

CLAUSE 42. VALIDITY

This contract requires approval from the Ministry of Mines and Energy (and the incorporation and approval of the branch office in Colombia, if pertinent) in order to be valid.

In witness whereof, this is executed in Santa Fe de Bogota, D.C., in the presence of witnesses, on February 23, 2001.

                         EMPRESA COLOMBIANA DE PETROLEOS
                                    ECOPETROL


                             ALBERTO CALDERON ZULETA
                                    PRESIDENT



                       SEVEN SEAS PETROLEUM COLOMBIA INC.


                               CLAUDIA MILENA VACA
                         ALTERNATE LEGAL REPRESENTATIVE


                                   WITNESSES:

                                TABLE OF CONTENTS


CHAPTER I - GENERAL PROVISIONS...........................................................................2
   CLAUSE 1. OBJECT OF THE CONTRACT......................................................................2
   CLAUSE 2. APPLICATION OF THE CONTRACT.................................................................2
   CLAUSE 3. CONTRACTED AREA.............................................................................2
   CLAUSE 4. DEFINITIONS.................................................................................3
CHAPTER II - EXPLORATION.................................................................................7
   CLAUSE 5. TERMS AND CONDITIONS........................................................................7
   CLAUSE 6. SUPPLY OF INFORMATION DURING EXPLORATION...................................................10
   CLAUSE 7. BUDGET AND EXPLORATION PROGRAMS............................................................11
   CLAUSE 8. RELINQUISHMENT OF AREAS....................................................................11
CHAPTER III - EXPLOITATION..............................................................................13
   CLAUSE 9. TERMS AND CONDITIONS.......................................................................13
   CLAUSE 10. OPERATOR..................................................................................17
   CLAUSE 11. EXPLOITATION PROGRAMS AND BUDGETS.........................................................18
   CLAUSE 12. PRODUCTION................................................................................20
   CLAUSE 13. ROYALTIES.................................................................................21
   CLAUSE 14. OIL DISTRIBUTION AND AVAILABILITY.........................................................22
   CLAUSE 15. UTILIZATION OF THE ASSOCIATED NATURAL GAS.................................................28
   CLAUSE 16. UNIFICATION...............................................................................28
   CLAUSE 17. SUPPLY OF INFORMATION AND INSPECTION DURING EXPLOITATION..................................28
CHAPTER IV - EXECUTIVE COMMITTEE........................................................................29
   CLAUSE 18. CONSTITUTION..............................................................................29
   CLAUSE 19. FUNCTIONS.................................................................................30
   CLAUSE 20. DECISION IN CASE OF DISAGREEMENT IN OPERATION.............................................30
   CLAUSE 21. OPERATIONS AT THE RISK OF ONE OF THE PARTIES..............................................31
CHAPTER V - JOINT ACCOUNT...............................................................................33
   CLAUSE 22. MANAGEMENT................................................................................33
CHAPTER VI - DURATION OF THE CONTRACT...................................................................36
   CLAUSE 23. MAXIMUM DURATION..........................................................................36
   CLAUSE 24. TERMINATION...............................................................................37
   CLAUSE 25. CAUSES OF UNILATERAL TERMINATION..........................................................38
   CLAUSE 26. OBLIGATIONS IN CASE OF TERMINATION........................................................38

CHAPTER VII - MISCELLANEOUS PROVISIONS..................................................................39
   CLAUSE 27. ASSIGNMENT RIGHTS.........................................................................39
   CLAUSE 28. DISAGREEMENTS.............................................................................40
   CLAUSE 29. LEGAL REPRESENTATION......................................................................41
   CLAUSE 30. RESPONSIBILITIES..........................................................................42
   CLAUSE 31. TAXES, LIENS, AND OTHERS..................................................................43
   CLAUSE 32. PERSONNEL.................................................................................43
   CLAUSE 33. INSURANCE.................................................................................44
   CLAUSE 34. FORCE MAJEURE OR ACTS OF GOD..............................................................44
   CLAUSE 35. APPLICATION OF COLOMBIAN LAWS.............................................................45
   CLAUSE 36. SERVICES..................................................................................45
   CLAUSE 37. HYDROCARBON VALUATION.....................................................................45
   CLAUSE 38. HYDROCARBON PRICES........................................................................45
   CLAUSE 39. COMPLETION BOND...........................................................................46
   CLAUSE 40. DELEGATION AND ADMINISTRATION.............................................................46
   CLAUSE 41. LANGUAGE..................................................................................47
   CLAUSE 42. VALIDITY..................................................................................47